Exhibit 3.3

FIRST AMENDMENT

TO

BYLAWS

OF

SOUTHSTATE BANK CORPORATION (the “Corporation”)

This First Amendment to Bylaws (the “Bylaws”) of the Corporation shall be effective as of the 19th day of February, 2026.

WHEREAS, the Board of Directors of the Corporation (the “Board”) adopted the Bylaws effective July 31, 2025; and

WHEREAS, the Board desires to amend the Bylaws to provide flexibility for setting the date for the annual meeting of the Board.

NOW, THEREFORE, in accordance with Article IX of the Bylaws, Article II, Section 4 of the Bylaws is hereby deleted and the following is inserted in lieu thereof:

4. Meetings. The annual meeting of the Board of Directors shall be held after the adjournment of the annual meeting of the shareholders at a date, time, and location, either within or without the State of Florida, as set by the Chair of the Board. At this meeting, the Board shall appoint the officers of the Corporation. The Board of Directors may also designate more frequent intervals for regular meetings. Special meetings may be called at any time by any one director or any two officers of the Corporation in addition to those parties entitled to call such meetings under Florida law.

***

The undersigned Corporate Secretary of SouthState hereby certifies that the First Amendment to the Bylaws was duly adopted by the Board as of February 19, 2026.

SOUTHSTATE BANK CORPORATION
By:	/s/ Beth S. DeSimone
Beth S. DeSimone, Corporate Secretary